Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-147274) of American Public Education, Inc. of our reports dated March 10, 2009, relating to our audits of the consolidated financial statements, and the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of American Public Education, Inc. for the year ended December 31, 2008.
/s/ McGladrey & Pullen, LLP
Vienna, Virginia
March 10, 2009